Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Laura S. Choi	Jean Mantuano
	Investor Relations	Corporate Communications (media)
	Phone: 609-430-2880, x2216	Phone: 609-430-2880, x2221

Medarex Announces Initiation of Registrational Trial for Ipilimumab (MDX-010) as Monotherapy in Previously-Treated Metastatic Melanoma Patients

Conference call scheduled for 10:00 AM ET today to discuss registrational program for ipilimumab

Princeton, N.J.; March 31, 2006 – Medarex, Inc. (Nasdaq: MEDX) today announced the initiation of a registrational clinical trial of ipilimumab (also known as MDX-010) used as a monotherapy in previously-treated (second-line) metastatic melanoma patients.

“We and our partner, Bristol-Myers Squibb, are committed to the rapid and strategic development of ipilimumab and are pleased with the initiation of this second-line ipilimumab registrational study for late stage metastatic melanoma,” said Donald L. Drakeman, President and CEO of Medarex. “With this monotherapy registrational trial, pending favorable results, we believe that we are well positioned to file the initial BLA application for market approval next year.”

The open label, single-arm, monotherapy registrational clinical trial is expected to enroll approximately 150 patients with unresectable Stage III or Stage IV metastatic melanoma who have progressed after at least one prior regimen of another melanoma treatment other than ipilimumab. Patients will receive a dose of 10 mg/kg of ipilimumab once every three weeks for up to four doses. Subsequently, eligible patients who have not experienced disease progression at week 24 will continue in a maintenance phase where a single dose of ipilimumab will be administered once every 12 weeks until disease progression. The study is designed to assess best objective response rate (complete and partial responses) as the primary endpoint. Secondary endpoints include disease control rate (complete and partial responses plus stable disease), disease progression and survival data, as well as duration of best objective responses. Medarex anticipates that patient enrollment at approximately 80 centers worldwide will be completed by year-end for a potential Biologics License Application (BLA) submission opportunity in 2007.

The trial was reviewed by the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) agreement concerning the suitability of the trial design to support regulatory approval.

Medarex will hold a public conference call today at 10:00 AM Eastern Time to discuss today’s announcement and other ipilimumab registrational programs. To access the call live, please dial

-more-

1-800-901-5231 within the U.S. or 1-617-786-2961 outside the U.S. The conference call passcode number is 13954438. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm. The archive will be available for a limited period following the call and may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 90385546.

For study enrollment information, in the United States and Canada contact 1-866-892-1BMS Ext. 342 or www.clinicaltrials.gov. Outside of the United States and Canada, call 1-941-906-4711 Ext. 342.

About ipilimumab

Ipilimumab (also known as MDX-010) is a fully human antibody against human CTLA-4, a molecule on T cells that is believed to be responsible for suppressing the immune response. Medarex and Bristol-Myers Squibb are investigating the potential of ipilimumab to enable the immune systems of cancer patients to help suppress tumor growth. Ipilimumab is currently in a Phase III pivotal trial in combination with MDX-1379 (a melanoma peptide vaccine) for metastatic melanoma under a separate SPA agreement reached with the FDA in September 2004. Medarex expects that some of the second-line patients that would have been eligible for the ongoing Phase III trial will be allocated to the newly initiated monotherapy registrational trial to enhance the potential for the enrollment for the monotherapy second-line study to be completed this year. Ipilimumab is also involved in multiple Phase II clinical trials to investigate the product’s potential activity in other tumor types, as well as in combination studies with chemotherapy, immunotherapy and vaccines. Further information regarding Medarex’s ipilimumab program can be found in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC).

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty-one of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with four of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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